CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT ("Agreement") is entered into as of the 31st day of January, 1996, between CASS RIVER COATINGS, INC., a Michigan corporation (hereinafter referred to as "Company"), and GENE OLDFORD (hereinafter referred to as the "Consultant");

                                 R E C I T A L S

     WHEREAS, concurrently with the execution and delivery hereof, the Company, Consultant and certain other shareholders of Company have executed a Stock Purchase Agreement whereby Noble International, Ltd. is purchasing from Consultant and certain other shareholders all of the issued and outstanding shares of stock of the Company; and

     WHEREAS, Consultant has special talents, knowledge and experience which is of substantial and material value to the Company, and Company desires to avail itself of such talents, knowledge and experience; and

     WHEREAS, Consultant has acquired from Company certain proprietary and confidential business and technical information relating to Company, and Company desires to protect such proprietary and confidential business and technical information.

     NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements set forth herein between the parties and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

     1. Term of Agreement. The term of this Agreement is for seven (7) years.

     2. Consulting Agreement. The Company hereby engages Consultant during the term of this Agreement and the Consultant hereby accepts such engagement as a consultant upon the terms and conditions set forth herein. During the term of this Agreement, Consultant shall make himself available by personal or telephonic presence during reasonable business hours for consultations and the giving of advice and information with respect to the Company's business as presently conducted, for a period of not more than one hundred fifty (150) hours per annum.

     3. Compensation. Beginning on the thirtieth (30th) day following the date hereof, and as compensation for his services as described above, the Company shall pay the Consultant Nine Hundred Thousand and 00/100 Dollars ($900,000.00) which shall be payable in eighty four (84) consecutive monthly installments as follows: (i) twenty four (24) consecutive monthly installments of Twelve Thousand Five Hundred Dollars ($12,500.00); and (ii) sixty (60) consecutive monthly installments of Ten Thousand Dollars

($10,000.00). Such compensation shall be the Consultant's entire compensation due hereunder, and Consultant shall have no power to incur any debts or obligations on behalf of the Company. Notwithstanding the foregoing, payments to Consultant during the first twelve (12) months following the date hereof, shall be made only: (i) from pre-tax profits over and above the first One Hundred Thousand (5100,000.00) Dollars, if any; or (ii) if gross sales for the same period shall exceed Five Million Five Hundred Thousand Dollars ($5,500,000.00). The aforementioned pre-tax profit or gross sales shall be calculated on an annualized cumulative basis beginning January 1, 1996. To the extent that actual compensation paid during the first twelve (12) consecutive months falls short of the required payment, the shortfall amount shall be paid in consecutive monthly installments of Ten Thousand Dollars ($10,000.00) beginning in month eighty-five
(85) and continuing thereafter until such time when the shortfall has been paid in full.

     4. Security. As security for the obligations of Company hereunder, Company hereby grants to Consultant a security interest in all machinery, equipment and fixtures of Company which security interest shall be subordinate to any bank or finance company debt. The security agreement shall be in substantially the form attached hereto as Appendix I and recorded in applicable UCC financing statements.

     5. Effective Date. The effective date of this Agreement shall be January 31, 1996.

     6. Notice to the Consultant Regarding his Tax Duties and Liabilities. The Consultant agrees to accept full responsibility for any and all taxes that may be lawfully due to any governmental unit and to hold the Company harmless from and against any liability for the non-payment of taxes due to any governmental unit with respect to payment of compensation to the Consultant. The Consultant waives any and all claims from the Company to any form of workers' compensation insurance coverage or compensation provided under federal, state or local law which affects employees and employers, and agrees to carry and provide his own insurance for injury or sickness or retirement, whether in the form of Social Security or otherwise.

     7. Holding Out to General Public. The Consultant represents and affirms that he is acting as an independent contractor, holding itself out as such to the general public, and maintains his office and principal place of business at his own address, and that this Agreement is not exclusive. Consultant is not acting as an agent or employee of Company.

     8. Claim, Liability Loss or Damage as a Result of Second Party's Negligence. The Consultant shall indemnify and hold the Company harmless from and against any claim, liability, loss or damage, including reasonable attorneys' fees, arising by reason of the death or bodily injury of persons, injury to property or other loss or damage resulting from the Consultant's alleged or actual negligent act or omission.

     9. Worker's Compensation. The Consultant shall be responsible for maintaining and providing his personal worker's compensation insurance.


     10. Non-Competition. During the term of this Agreement, Consultant will not, directly or indirectly, whether as an employee, consultant, director, shareholder, owner (except for ownership in any corporation listed on the New York or American Stock Exchange not to exceed one (1%) percent of the issued and outstanding shares of such corporation's capital stock), invest or otherwise engage in, or have any interest in, or provide any services to, any corporation, partnership, proprietorship, financial association or business which competes directly or indirectly with the business of Company or any affiliates thereof, as currently being conducted, or may in the future be conducted, in any geographic area where Company or any affiliate thereof conducts business.

     11. Hold Harmless. Consultant hereby agrees to defend, indemnify and hold harmless the Company and any affiliated company, and their respective present and former shareholders, officers, directors and employees and their attorneys and agents, and their predecessors, successors, insurers, assigns, heirs, executors and administrators (collectively referred to as the "Indemnitee"), from and against any and all claims, demands, causes of action, actions, judgments, liabilities, losses, costs and expenses, including attorneys' fees and costs, as they occur, brought against, imposed upon, or incurred or suffered by, the Indemnitee which in any way relate to the failure of the Consultant to comply with the terms and conditions of this Agreement.

     12. Assignment. This Agreement is assignable by Company in connection with the sale of all or substantially all of the assets of Company. This Agreement may not be assigned by Consultant. This Agreement shall inure to the benefit of and shall be binding upon Company and its successors and assigns and the respective heirs and legal representatives of Consultant.

     13. Severability. The provisions of this Agreement are severable. If any article, section, paragraph or provision of this Agreement shall be unenforceable or invalid, it shall not affect the enforceability or validity of any one or more of the other articles, sections, paragraphs and provisions.

     14. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Michigan.

     IN WITNESS WHEREOF, we have affixed our signatures this the date first above referenced.

                                        COMPANY

                                        Cass River Coatings, Inc.,
                                        a Michigan corporation

                                        By: /s/ MARK A. DAVIS
                                        ----------------------------------------
                                        Its: Vice President




                                        CONSULTANT


                                        /s/ GENE OLDFORD
                                        ----------------------------------------
                                        GENE OLDFORD